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                                                                   EXHIBIT 10.31

November 27, 1998

David W. Hagan
196 Cottingham Street
Toronto, Ontario
M4V1C5

Dear David:

We are impressed by your background and look forward to you joining the Ticketmaster Online-CitySearch Team. This letter confirms the terms of our offer of employment that we have recently discussed.

We would like you to begin employment on November 16, 1998. You will be the Chief Operating Officer, reporting to Charles Conn, Chief Executive Officer and Thomas Layton, President.

Your base salary will be $170,000 annually. In addition, you are eligible to receive an annual bonus of $30,000, paid quarterly. Your bonus will be earned based on successful achievement of the financial and operating objectives set out as part of the Company's initial public offering plan. Base salary will be paid out on the 30th of each month. You have the option of having us deposit your checks directly to your account or having the checks mailed to you.

You may receive a stock option grant to purchase shares of Ticketmaster Online - CitySearch Common Stock. We anticipate that the Board of Directors will consider granting you an option for 175,000 shares (as adjusted for any stock splits or similar recapitalizations of the company that may occur prior to that time). The current strike price is $8.67 per share. One-fourth the options would vest on your one-year anniversary date and 1/48th of the options would vest at the end of each of the subsequent 36 months. At the end of four years, all options will have vested. The grant and terms of the options are subject to modification and approval by the Board of Directors when it considers the option.

As discussed, we anticipate that you will grow in your leadership role and that you will assume the additional title of President within 3 to 6 months. In the case of that eventuality, we would make an additional option grant of no less than 50,000 option shares of company stock, with a strike price equal to the then prevailing market price.

You and your dependents will be eligible to participate in the benefits program on the first of the month following 30 days of employment. The Company will cover the costs for HMO medical, dental and vision benefits; however, you may elect to participate in the PPO plan and are able to pay for the incremental costs through payroll deductions. You will also be enrolled in our long-term disability (LTD) plan on the first of the month following 3 months of employment. You are also eligible to participate in the 401(k) plan in the next quarterly open enrollment period following the completion of 3 months of employment. In addition, you will accrue 15 days paid time off (PTO) on an annual basis, and are eligible to take accrued PTO after you have worked at the company for 3 continuous months. PTO may be requested for any reason, and need not be explained by the employee at any time. Examples of PTO use are for vacation, sick days, doctor/dentist appointments, jury duty, personal days or other miscellaneous reasons.

In addition, the Company will cover reasonable costs of relocating you and your family, including:

     .    Transaction costs associated with selling your current home;

     .    Reasonable costs associated with moving your physical possessions;

     . Reasonable travel expenses associated with trips by you to visit your family, and for them to visit you, up to 7 months after your start date and before you have relocated your family to the Los Angeles region. We expect that you will be traveling to Toronto on a bi-weekly basis and expect your family to visit Los Angeles on a monthly basis;

     . Temporary housing in the company corporate apartment prior to the purchase of a home in the Los Angeles region.
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November 27, 1998
D. Hagan

In the event that you must repay your current Sprint Canada mortgage prior to closing on the sale of your house, the company will give you a short-term bridge loan of $250,000, at an interest rate still to be determined, for a period not to exceed 6 months. Repayment of this amount would be due on the closing of the sale of your current home.

Your employment with Ticketmaster Online - CitySearch is "at will." This means that you are free to terminate your employment, at any time, with or without a reason, and Ticketmaster Online - CitySearch has the right to terminate your employment at any time, with or without a reason. Although the Company may choose to terminate employment for cause, cause is not required.

In the event that you are terminated, the Company will continue to pay your base salary for 9 months, or until you find alternative full-time employment, whichever comes first. This salary continuation will not be granted in the event that:

     . You have willfully failed to carry out the reasonable directions of the CEO within 10 business days after written demand for substantial performance is delivered to you by an Officer of The Company;
     . You have committed an act or acts of personal dishonesty which results in personal enrichment by you at the expense of the company or an act or acts of personal dishonesty which causes substantial injury to the business, operations or reputation of The Company;
     .    You have been convicted of a felony;
     .    You have violated our alcohol and drug policy.

The United States government requires all U.S. employers to verify that a new employee is eligible to work in the United States. This law applies to citizens as well as to non-citizens. You will receive the necessary information and documentation requirements upon joining Ticketmaster Online - CitySearch. In addition, you will need to sign the company's standard Non-Disclosure Agreement, Employment Agreement and Inventions and Confidentiality Agreement on or before your first day of employment.

This letter covers all aspects of our offer. If you have any questions, please do not hesitate to get in touch with one of us. We can be reached at (626) 660-2532. Our fax number is (626) 660-2537.

Sincerely,

/s/ Sharon Smith                             /s/ Brad Ramberg
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Sharon Smith                                 Brad Ramberg
Vice President, People                       Chief Financial Officer

Please confirm acceptance of these terms by signing in the space provided below and return the original offer letter to our office. A duplicate copy is enclosed for your records.

I accept the position of Chief Operating Officer with Ticketmaster Online - CitySearch and will start work on _______________.

/s/ David W. Hagan
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Signature                                    Date

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